Exhibit 99.1

Brightcove Announces Organizational Changes

BOSTON, Mass. (July 13, 2015) – Brightcove Inc. (NASDAQ: BCOV), a leading global provider of cloud services for video, today announced several organizational changes.

Andrew Feinberg has been named President of International Operations with responsibility for all international sales and operating activities for Brightcove.  Andrew launched and has overseen our Japan and Asia Pacific operations for many years, in addition to serving in his role as EVP and Chief Legal Officer, and previously as VP of Corporate Development. In his new role he will add Europe, the Middle East, and Latin America to his responsibilities.

David Plotkin has been named as Brightcove’s new General Counsel, succeeding Andrew.  Formerly Deputy General Counsel and an 8-year veteran of Brightcove, David will report to EVP & Chief Financial Officer, Kevin Rhodes in his new role.

As part of our overall organizational changes, Paul Goetz, SVP of Worldwide Operations, will be leaving the Company at the end of the month to pursue other interests.

“Andy has demonstrated over his ten years at Brightcove a proven track record of driving a significant part of our international business,” noted David Mendels, Chief Executive Officer. “Similarly, David has deep experience with all aspects of our business and legal affairs. I expect these changes will enhance our efforts to further improve execution, accelerate growth, and achieve profitability. We appreciate Paul’s contributions over his 6 years at the Company, and wish him success in his future endeavors.”

About Brightcove

Brightcove Inc. (NASDAQ:BCOV) is the leading global provider of powerful cloud solutions for delivering and monetizing video across connected devices. The company offers a full suite of products and services that reduce the cost and complexity associated with publishing, distributing, measuring and monetizing video across devices. Brightcove has more than 5,500 customers in over 70 countries that rely on the company's cloud solutions to successfully publish high-quality video experiences to audiences everywhere. To learn more, visit www.brightcove.com.

This press release may include forward-looking statements regarding anticipated objectives, growth and/or expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): "believes," "expects," "may," "will," "plan," "should" or "anticipates," or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Brightcove assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.

Investor Contact:

ICR for Brightcove Inc.

Brian Denyeau, 646-277-1251

brian.denyeau@icrinc.com

or

Media Contact:

Brightcove Inc.

DoShik Wood, 617-299-8453

dwood@brightcove.com